CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our reports dated May 19, 2008 and May 19, 2008 relating to the financial statements and financial highlights which appear in the March 31, 2008 Annual Report to Shareholders of Virtus All-Cap Growth Fund, a series of Virtus Equity Trust and in the March 31, 2008 Annual Report to Shareholders of Virtus Strategic Growth Fund, a series of Virtus Equity Trust, respectively, which are also incorporated by reference into the Prospectus/Proxy Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Proxy Statement.

Philadelphia, Pennsylvania
January 9, 2009